NorthWestern Corporation d/b/a NorthWestern Energy 125 S. Dakota Avenue Sioux Falls, SD 57104-6403 www.northwesternenergy.com
News Release FOR IMMEDIATE RELEASE	NASDAQ-GS: NWEC

Media Contact: Claudia Rapkoch (866) 622-8081 claudia.rapkoch@northwestern.com	Investor Relations Contact: Dan Rausch (605) 978-2902 daniel.rausch@northwestern.com

NORTHWESTERN REPORTS SECOND QUARTER 2006 FINANCIAL RESULTS

SIOUX FALLS, S.D. – Aug. 2, 2006 – NorthWestern Corporation d/b/a NorthWestern Energy (NASDAQ-GS: NWEC) today reported financial results for the quarter ended June 30, 2006.

Highlights for the quarter include:

•

The net loss for the second quarter of 2006 improved by $1.5 million from the second quarter of 2005. The Company reported a consolidated net loss of $2.4 million for the three months ended June 30, 2006 compared with a $3.9 million net loss reported in the same period of 2005.

•

The Company reached a definitive agreement with Babcock & Brown Infrastructure Limited (“BBI”) under which BBI will acquire NorthWestern in an all-cash transaction at $37 per share, valuing the Company at $2.2 billion.

•	The Company has filed or will file applications for merger approval with the appropriate federal and state regulatory agencies.
•	NorthWestern reached a memorandum of understanding to settle the City of Livonia Employees’ Retirement System putative shareholder class action and derivative lawsuit filed in November 2005.
•	Harbinger Master Capital Fund dismissed its intervention in the City of Livonia lawsuit and its lawsuit filed in Delaware against the Company.
•

The Company signed a settlement agreement with an insurance company over a 2002 dispute. The settlement entitles Northwestern to payments of approximately $9.5 million during the third quarter of 2006.

•

In June, the Company signed a settlement agreement with the plaintiffs in the McGreevey lawsuit. The claims against NorthWestern in the McGreevey lawsuit will be dismissed, pending approval by the Bankruptcy Court and the Federal District Court in Montana.

“The second quarter of 2006 has been a momentous one for NorthWestern. We reached a definitive agreement to be acquired by BBI, in a transaction that will have extraordinary results for our shareholders, customers and employees. In July we signed a seven-year power purchase agreement with PPL Montana beginning July 1, 2007 at a significant discount to current market rates,” said Mike Hanson, President and CEO. “This contract is good for our customers and the communities we serve and allows us the flexibility to pursue more permanent and longer-term electric supply options we feel are in the best interest of our customers.”

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NorthWestern Reports Second Quarter 2006 Financial Results

August 2, 2006

For the three months ended June 30, 2006, NorthWestern reported a consolidated net loss of $2.4 million, or 7 cents per share, compared with a $3.9 million net loss reported in the same period of 2005. This improvement was primarily due to a $10.0 million loss from discontinued operations related to the Netexit bankruptcy that was included in the 2005 results, a $2.3 million gain on the sale of a partnership interest in oil and gas properties in 2005, and a $1.2 million decrease in interest expense. These improvements were offset by acquisition-related costs of $8.0 million, $1.9 million in higher professional fees primarily associated with addressing outstanding shareholder litigation, and a decrease in margins of $3.7 million. While an acquiring entity typically capitalizes its acquisition-related costs, those incurred by an acquiree are expensed as incurred.

Results from continuing operations for the three months ended June 30, 2006 were a loss of $2.8 million, or 8 cents per share, compared with income from continuing operations of $6.4 million in the same period in 2005. This decrease resulted primarily from acquisition-related costs, higher professional fees and reduced margins, offset by a gain on the sale of a partnership interest in oil and gas properties and reduced interest expense mentioned above.

For the six months ended June 30, 2006, NorthWestern reported consolidated net income of $18.6 million, or 52 cents per share, which is an increase of $3.6 million, or 24.0 percent, from the $15.0 million reported in the first half of 2005. This improvement was primarily related to the fact that 2005 results included a $9.8 million loss from discontinued operations, and the 2006 results reflect increased investment and other income of $6.2 million, a $3.0 million decrease in interest expense and a $5.2 million decrease in income tax expense. Partially offsetting these improvements were increased operating expenses of $15.9 million, primarily related to acquisition-related costs and higher professional fees, and decreased margins of $6.6 million. This decrease in margin was primarily due to a $4.6 million recovery of supply costs included in the second quarter 2005 results.

For the six months ended June 30, 2006, NorthWestern reported consolidated net income from continuing operations of $18.2 million, or 51 cents per share, which is a decrease of $6.6 million from the $24.8 million reported in the first half of 2005. This decrease resulted primarily from acquisition-related costs of $8.5 million and lower margins, offset by higher investment and other income, decreased interest expense and lower income tax expense.

Consolidated revenues for the three months ended June 30, 2006, were $232.2 million, a decrease of 6.8 percent, compared with $249.4 million reported in the same period in 2005. The decrease is due primarily to a $15.3 million decrease in unregulated natural gas revenues due primarily to certain customers contracting directly from other providers for their commodity supply needs. In addition, regulated natural gas revenues decreased by $7.8 million due to reduced volumes caused by warmer weather in all service territories, and unregulated electric revenues decreased by $5.6 million as hydro generation in the Pacific Northwest increased electric supply, resulting in reduced demand for the Company’s wholesale power. These decreases were partially offset by a $6.3 million increase in the regulated electric revenues primarily due to increased transmission revenue from the strong hydro generation mentioned above. In addition, intersegment sales declined by $5.2 million in the second quarter of 2006 when compared with the second quarter of 2005.

Consolidated gross margin in the second quarter of 2006 was $114.5 million, a 3.1 percent decrease, compared with $118.2 million in the same period in 2005. Margins in the regulated electric segment increased $5.5 million due primarily to increased transmission revenue.

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NorthWestern Reports Second Quarter 2006 Financial Results

August 2, 2006

Regulated natural gas margin decreased $4.9 million, primarily because the second quarter of 2005 included the recognition of $4.6 million for the recovery of supply costs previously disallowed by the Montana Public Service Commission (MPSC). Unregulated electric margin decreased by $4.1 million as strong hydro generation during the second quarter of 2006 increased electric supply, resulting in lower demand for wholesale power. In addition, the Company had less wholesale power available to sell due to scheduled maintenance in the second quarter of 2006.

For the first six months of 2006, revenues were $593.7 million, an increase of 1.6 percent, compared with $584.5 million in of the same period in 2005.

For the first six months of 2006, consolidated gross margin was $256.3 million, a decrease of 2.5 percent, compared with consolidated gross margin of $262.9 million in the same period in 2005 for primarily due to the reasons mentioned above.

Results from Regulated Operations

NorthWestern’s regulated electric operations reported revenues of $151.0 million for the quarter ended June 30, 2006, up 4.4 percent, compared with $144.7 million for the quarter ended June 30, 2005. This increase was primarily due to increased transmission revenues from suppliers transmitting power across the Company’s lines. This was primarily due to strong hydro generation in the Pacific Northwest for delivery to states south of Montana.

Regulated electric gross margin for the quarter ended June 30, 2006 was $79.5 million, up 7.4 percent, compared with $74.0 million for the quarter ended June 30, 2005, due primarily to the increase in transmission revenue mentioned above.

For the first six months of 2006, NorthWestern’s regulated electric operations reported revenues of $319.1 million, up 6.7 percent, compared with $299.1 million in the first six months of 2005 due primarily to higher energy costs and increased transmission revenues mentioned above.

For the first six months of 2006, gross margin from regulated electric utility operations was $158.5 million, relatively flat, compared with $158.3 million in the same period in 2005. An increase in margins due primarily to increased transmission revenue and higher retail volumes was offset by a $4.1 million loss related to a stipulation with the Montana Consumer Council during the first quarter of 2006. Results for the six months ended June 30, 2005 also included a $4.9 million gain related to a qualifying facility contract amendment.

Regulated retail electric volumes for the quarter ended June 30, 2006 totaled 2,284,546 megawatt hours (MWH), an increase of 3.3% compared with 2,210,579 MWH in the same period in 2005, due primarily to a 1.8% increase in customer growth and warmer weather in all service territories compared with the same period in 2005. Regulated wholesale electric volumes in the second quarter of 2006 were 42,426 MWH, a slight decrease from 42,860 MWH in the same period in 2005.

For the first six months of 2006, regulated retail electric volumes totaled 4,745,751 MWH, up 1.9 percent, compared with 4,659,267 MWH in the same period in 2005. Regulated wholesale electric volumes for the first six months of 2006 were 112,298 MWH, down slightly compared with 113,413 MWH in the same period in 2005.

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NorthWestern Reports Second Quarter 2006 Financial Results

August 2, 2006

Regulated natural gas revenues were $57.7 million for the quarter ended June 30, 2006, down 11.9 percent, compared with $65.5 million for the quarter ended June 30, 2005. The decrease in revenues was due primarily to a decrease of $6.5 million in wholesale revenues. Also, there was a $1.8 million decrease in gas supply revenues due to decreased volumes as a result of warmer weather.

Regulated natural gas gross margin was $22.1 million for the quarter ended June 30, 2006, compared with $27.0 million for the quarter ended June 30, 2005. The decrease was primarily because the second quarter of 2005 included the recognition of $4.6 million for recovery of supply costs previously disallowed by the MPSC.

For the six months ended June 30, 2006, regulated natural gas revenues totaled $216.1 million, a 5.9 percent increase, compared with $204.1 million in the same period in 2005 due to an increase in supply costs offset by a weather-related decrease in volumes. In addition, 2005 revenues included $4.6 million of supply costs previously disallowed by the MPSC.

For the first six months of 2006, regulated natural gas gross margin was $61.4 million, a decrease of 8.6 percent, compared with $67.2 million in the same period in 2005 due primarily to warmer weather and the 2005 recovery of $4.6 million of supply costs previously disallowed as mentioned above.

Regulated retail natural gas volumes were 4,559,407 MMbtu (million British Thermal Units) during the quarter ended June 30, 2006, compared with 4,830,827 MMbtu or a 5.6% decline from the same period in 2005. This decline was due primarily to warmer weather in all regulated markets.

For the first six months of 2006, regulated retail natural gas volumes were 16,388,651 MMbtu, which was a 7.8% decline as compared with 17,770,167 MMbtu in the same period in 2005. This decline was due primarily to warmer weather in all regulated markets.

Results from Unregulated Operations

Unregulated electric revenues were $13.7 million for the quarter ended June 30, 2006, compared with $19.3 million for the quarter ended June 30, 2005. Strong hydro generation in the Pacific Northwest during the second quarter of 2006 provided increased supply in the wholesale electricity market, resulting in reduced demand for wholesale power.

Gross margin from unregulated electric operations was $10.7 million for the quarter ended June 30, 2006, compared with $14.8 million for the quarter ended June 30, 2005, primarily due to lower volumes related to the strong hydro generation mentioned above.

For the six months ended June 30, 2006, unregulated electric revenue was $38.5 million, down 5.6 percent, compared with $40.8 million in the same period of 2005 primarily due to reduced demand as discussed above.

For the first six months of 2006, gross margin from unregulated electric operations was $32.1 million, down 2.4%, compared with $32.9 million in the same period in 2005.

Unregulated electric volumes were 241,113 MWH in the second quarter of 2006, a reduction of 47.1%, compared with 455,661 MWH in the same period in 2005. This decrease was primarily

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NorthWestern Reports Second Quarter 2006 Financial Results

August 2, 2006

due to reduced demand resulting from the availability of hydro generation in the Pacific Northwest in 2006.

For the first six months of 2006, unregulated electric volumes were 662,318 MWH, down 26.5 percent, compared with 901,243 MWH in the same period in 2005.

Unregulated natural gas revenues were $17.5 million for the quarter ended June 30, 2006, compared with $32.8 million for the same period in 2005 due primarily to certain customers contracting directly with other providers for their commodity supply needs. The Company has encouraged certain customers to choose other commodity suppliers as NorthWestern receives little or no margin on commodity sales.

Unregulated natural gas gross margin for the quarter ended June 30, 2006 was relatively flat as compared to the same period in 2005.

For the first six months of 2006, unregulated natural gas revenues were $52.2 million, down 37.3 percent, compared with $83.2 million in the same period in 2005.

For the first six months of 2006 and 2005, gross margin from unregulated natural gas operations was $5.2 million.

Unregulated natural gas volumes delivered totaled 4,122,328 MMbtu for the quarter ended June 30, 2006, compared with 4,310,669 MMbtu for the same period in 2005. This decrease was due primarily to unplanned outages at various ethanol facilities in South Dakota and the transfer of certain customers to the regulated natural gas segment.

For the first six months of 2006, unregulated wholesale natural gas volumes totaled 9,661,502 MMbtu, down 14.6 percent, compared with 11,313,053 MMbtu in the same period in 2005.

Liquidity and Capital Resources

As of June 30, 2006, cash and cash equivalents were $3.0 million compared with $2.7 million at Dec. 31, 2005. Availability under the revolving credit facility was $141.4 million as of June 30, 2006 compared with $91.4 million as of Dec. 31, 2005.

Cash provided by continuing operations totaled $96.4 million during the six months ended June 30, 2006, compared with $132.9 million during the six months ended June 30, 2005. This decrease in operating cash flows was primarily related to increased gas injections into inventory earlier in the season, offset by significant collections of supply costs from our customers, reducing our regulated supply cost tracker balances. In addition, our 2005 cash flow from operations reflected the positive impact of improved credit terms following our emergence from bankruptcy, which is reflected as a reduction of prepaid energy supply.

Cash used by investing activities included additions to property plant and equipment totaling $45.3 million during the six months ended June 30, 2006, compared with $31.6 million during the six months ended June 30, 2005.

Cash used in financing activities included debt payments totaling $41.6 million during the six months ended June 30, 2006, compared with $37.5 million during the six months ended

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NorthWestern Reports Second Quarter 2006 Financial Results

August 2, 2006

June 30, 2005. The Company also paid dividends of $22.0 million during the six months ended June 30, 2006, compared with $15.7 million during the six months ended June 30, 2005.

2006 Earnings Outlook

The Company had previously forecasted a basic earnings per share from continuing operations of between $1.70 and $1.90 for the year ending Dec. 31, 2006 and excluded the impacts from non-ordinary course litigation and costs related to the strategic review process.

Due to the proposed transaction to sell the Company, NorthWestern incurred approximately $8.5 million in acquisition-related costs during the six months ended June 30, 2006. The Company estimates additional acquisition-related costs ranging between $5 million and $10 million will be incurred during the remainder of 2006. Portions of these costs are not tax deductible, magnifying the impact to the Company’s financial results. In addition, the Company incurred professional fees of approximately $3.4 million associated with shareholder litigation.

As a result of these matters and the financial results for the six months ended June 30, 2006, the Company expects to report basic earnings per share from continuing operations to range between $1.50 - $1.70 for the year ending Dec. 31, 2006.

Excluding the impact of the acquisition-related costs, professional costs for shareholder litigation and the $9.5 million insurance settlement recovery mentioned above, the Company still expects basic earnings per share from continuing operations to be between $1.70 - $1.90 per share, assuming normal weather in the Company’s service areas for the final six months of the year.

Merger Update

On April 25, 2006, Northwestern announced that a definitive agreement had been reached with Babcock & Brown Infrastructure Limited (BBI), an infrastructure investment company listed on the Australian Stock Exchange, under which BBI will acquire NorthWestern Corporation in an all-cash transaction at $37 per share. Based upon the number of shares outstanding on April 25, 2006, the transaction is valued at approximately $2.2 billion, including the assumption of outstanding debt. The transaction is conditioned upon approval by the shareholders of NorthWestern, receipt of a number of federal and state regulatory approvals, and satisfaction of other customary closing conditions.

In order to obtain the appropriate approvals NorthWestern and BBI submitted filings during the second quarter of 2006 to the MPSC, Nebraska Public Service Commission (NPSC), South Dakota Public Utilities Commission (SDPUC), and the Federal Energy Regulatory Commission (FERC) and has received procedural schedules from the state commissions. With respect to the NPSC a decision approving the transaction is expected by October 2006. The SDPUC expects to make a decision on whether or not it has jurisdiction to approve the sale in October 2006. A decision regarding approval from the MPSC is not expected until the second quarter of 2007. NorthWestern expects a decision from FERC prior to the end of the year. In addition, a voluntary notification filing under Exon-Florio was submitted to the Committee on Foreign Investments in the United States and approved on July 31, 2006. NorthWestern anticipates submitting the required filings with the US Federal Trade Commission and the US Department of Justice under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 and the Federal Communications Commission within the next few months.

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NorthWestern Reports Second Quarter 2006 Financial Results

August 2, 2006

The transaction is expected to be completed in 2007. Upon closing, NorthWestern’s common stock will cease to be publicly traded.

Company Hosting Annual Stockholder Meeting

NorthWestern will host its annual stockholder meeting today (Wednesday August 2, 2006 at 3:00 p.m. Eastern Time (2:00 p.m. Central Time). The annual stockholder meeting will be held at the Sioux Falls Convention Center, 1201 N West Avenue, Sioux Falls, South Dakota. One of the matters that stockholders will be voting on is the adoption of the proposed merger agreement with BBI.

The annual stockholder meeting will be webcast live on the Internet at http://www.northwesternenergy.com under the “Investor Information” heading. To listen, please go to the site at least 10 minutes in advance of the call to register. An archived webcast will be available shortly after the call.

Company Hosting Investor Conference Call

NorthWestern will host an investor conference call on Thursday August 3, 2006 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to review its financial results for the quarter ended June 30, 2006.

The conference call will be webcast live on the Internet at http://www.northwesternenergy.com under the “Investor Information” heading. To listen, please go to the site at least 10 minutes in advance of the call to register. An archived webcast will be available shortly after the call.

A telephonic replay of the call will be available beginning at 2:30 p.m. ET on August 3, 2006, through September 3, 2006, at 800-475-6701, access code 836139.

About NorthWestern Energy

NorthWestern Energy is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving more than 628,500 customers in Montana, South Dakota and Nebraska. More information on NorthWestern Energy is available on the Company's Web site at www.northwesternenergy.com.

Special Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual future business and financial performance may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to:

•

the effect of the definitive agreement to sell NorthWestern to Babcock & Brown Infrastructure Limited (BBI), including the consummation of the transaction or the termination of the definitive agreement due to a number of factors, including the failure to obtain regulatory approvals or to satisfy other customary closing conditions;

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NorthWestern Reports Second Quarter 2006 Financial Results

August 2, 2006

•	our ability to avoid or mitigate adverse rulings or judgments against us in our pending litigation;

•

unanticipated changes in availability of trade credit, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which would adversely affect our liquidity;

•

unscheduled generation outages or forced reductions in output, maintenance or repairs which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs;

•	adverse changes in general economic and competitive conditions in our service territories; and

•

potential additional adverse federal, state, or local legislation or regulation or adverse determinations by regulators could have a material adverse effect on our liquidity, results of operations and financial condition.

Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to revise or publicly update any forward-looking statements for any reason.

Important Legal Information

In connection with the proposed transaction, NorthWestern Corporation filed a definitive proxy statement with the Securities and Exchange Commission. Before making any voting or investment decision, investors and security holders of NorthWestern Corporation are urged to carefully read the entire definitive proxy statement and any other relevant documents filed with the Securities and Exchange Commission, as well as any amendments or supplements to those documents, because they contain important information about the proposed transaction. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by NorthWestern Corporation at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The definitive proxy statement and such other documents may also be obtained for free from NorthWestern Corporation by directing such request to NorthWestern Corporation, 125 South Dakota Avenue. Sioux Falls, SD 57104, Attention: Dan Rausch, Director of Investor Relations, telephone: (605) 978-2902.

NorthWestern Corporation, its directors, executive officers and other members of its management, employees, and certain other persons may be deemed to be participants in the solicitation of proxies from NorthWestern Corporation stockholders in connection with the proposed transaction. Information about the interests of NorthWestern Corporation’s participants in the solicitation is set forth in NorthWestern Corporation’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the definitive proxy statement relating to the transaction.

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NORTHWESTERN CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

	June 30,	Dec. 31,
	2006	2005
ASSETS
Current Assets	$234,104	$313,493
Property, Plant and Equipment, Net	1,425,633	1,409,205
Goodwill	435,076	435,076
Regulatory Assets	197,485	204,466
Other Noncurrent Assets	37,549	38,163
Total assets	$2,329,847	$2,400,403

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$206,505	$268,204
Current Portion of Long-term Debt	156,784	156,455
Long-term Debt	546,441	586,515
Deferred Income Taxes	124,585	100,192
Noncurrent Regulatory Liabilities	177,681	170,744
Other Noncurrent Liabilities	378,059	380,798
Total liabilities	1,590,055	1,662,908

Total shareholders' equity	739,792	737,495
Total liabilities and shareholders' equity	$2,329,847	$2,400,403

NORTHWESTERN CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2006	2005	2006	2005

Operating Revenues	$232,186	$249,387	$593,668	$584,480
Cost of Sales	117,726	131,184	337,398	321,565
Gross Margin	114,460	118,203	256,270	262,915
Operating Expenses
Operating, general and administrative	68,645	57,431	129,972	114,086
Property and other taxes	18,713	17,422	38,178	35,627
Depreciation	18,751	18,874	37,580	37,564
Reorganization Items	---	138	---	3,501
Total Operating Expenses	106,109	93,865	205,730	190,778

Operating Income	8,351	24,338	50,540	72,137

Interest Expense	(14,622)	(15,758)	(29,058)	(32,100)
Loss on Debt Extinguishment	---	(548)	---	(548)
Investment Income and Other	3,147	1,590	8,417	2,197
Income from Continuing Operations
Before Income Taxes	(3,124)	9,622	29,899	41,686
(Provision) Benefit for Income Taxes	310	(3,249)	(11,738)	(16,919)
Income from Continuing Operations	(2,814)	6,373	18,161	24,767
Discontinued Operations,
Net of Taxes	368	(10,304)	418	(9,780)
Net Income	$(2,446)	$(3,931)	$18,579	$14,987

Average Common Shares Outstanding	35,511	35,607	35,547	35,609

Basic Earnings per Average Common Share
Continuing operations	$(0.08)	$0.18	$0.51	$0.70
Discontinued operations	0.01	(0.29)	0.01	(0.28)
Basic	$(0.07)	$(0.11)	$0.52	$0.42

Diluted Earnings per Average Common Share
Continuing operations	$(0.08)	$0.18	$0.50	$0.70
Discontinued operations	0.01	(0.29)	0.01	(0.28)
Diluted	$(0.07)	$(0.11)	$0.51	$0.42

Dividends Declared per Average Common Share	$0.31	$0.22	$0.62	$0.44

NORTHWESTERN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Six Month Period Ended
	June 30,
	2006	2005

Operating Activities
Net Income	$18,579	$14,987
Noncash Items	44,214	61,980
Changes in operating assets and liabilities	33,640	55,998
Cash Flows Provided by Continuing Operations	96,433	132,965

Cash Flows Used in Investing Activities	(19,219)	(34,280)

Cash Flows Used in Financing Activities	(84,596)	(66,041)

Change in net assets of discontinued operations	7,696	(28)

Increase in Cash and Cash Equivalents	314	32,616
Cash and Cash Equivalents, beginning of period	2,691	17,058
Cash and Cash Equivalents, end of period	$3,005	$49,674

NORTHWESTERN CORPORATION
REGULATED UTILITY SEGMENTS
(Unaudited)
(in millions)

REGULATED ELECTRIC UTILITY SEGMENT

	Three Months Ended June 30					Six Months Ended June 30
	2006	2005	Change	Change %		2006	2005	Change	Change %

Electric supply revenue	$67.4	$66.5	$0.9	1.4%		$148.5	$136.3	$12.2	9.0%
Transmission and distribution revenue	66.6	65.8	0.8	1.2%		138.4	136.7	1.7	1.2%
Rate schedule revenue	134.0	132.3	1.7	1.3%		286.9	273.0	13.9	5.1%
Transmission	13.6	9.4	4.2	44.7%		23.8	18.5	5.3	28.6%
Wholesale	1.4	1.5	(0.1)	(6.7	) %	4.4	4.1	0.3	7.3%
Miscellaneous	2.0	1.5	0.5	33.3%		4.0	3.5	0.5	14.3%
Total Revenues	151.0	144.7	6.3	4.4%		319.1	299.1	20.0	6.7%

Supply costs	66.7	65.6	1.1	1.7%		151.1	130.2	20.9	16.1%
Wholesale	0.6	0.5	0.1	20.0%		1.6	1.4	0.2	14.3%
Other cost of sales	4.2	4.6	(0.4)	(8.7	) %	7.9	9.2	(1.3)	(14.1	) %
Total Cost of Sales	71.5	70.7	0.8	1.1%		160.6	140.8	19.8	14.1%

Gross Margin	$79.5	$74.0	$5.5	7.4%		$158.5	$158.3	$0.2	.1%
% Gross Margin/Revenue	52.6%	51.1%				49.7%	52.9%

REGULATED NATURAL GAS UTILITY SEGMENT

	Three Months Ended June 30					Six Months Ended June 30
	2006	2005	Change	Change %		2006	2005	Change	Change %

Gas supply revenue	$34.7	$35.7	$(1.0)	(2.8	) %	$147.1%	$123.0	$24.1	19.6%	%
Transmission, distribution
and storage revenue	16.9	17.7	(0.8)	(4.5	) %	51.0%	53.3	(2.3)	(4.3	) %
Rate schedule revenue	51.6	53.4	(1.8)	(3.4	) %	198.1%	176.3	21.8	12.4%
Transportation and storage	4.6	4.3	0.3	7.0%		9.0%	8.6	0.4	4.7%
Wholesale	0.3	6.8	(6.5)	(95.6	) %	5.9%	16.9	(11.0)	(65.1	) %
Miscellaneous	1.2	1.0	0.2	20.0%		3.1%	2.3	0.8	34.8%
Total Revenues	57.7	65.5	(7.8)	(11.9	) %	216.1%	204.1	12.0	5.9%

Supply costs	34.8	31.0	3.8	12.3%		147.3%	118.6	28.7	24.2%
Wholesale supply costs	0.3	6.8	(6.5)	(95.6	) %	5.9%	16.9	(11.0)	(65.1	) %
Other cost of sales	0.5	0.7	(0.2)	(28.6	) %	1.5%	1.4	0.1	7.1%
Total Cost of Sales	35.6	38.5	(2.9)	(7.5	) %	154.7%	136.9	17.8	13.0%

Gross Margin	$22.1	$27.0	$(4.9)	(18.1	) %	$61.4%	$67.2	$(5.8)	(8.6	) %
% Gross Margin/Revenue	38.3%	41.2%				28.4%	32.9%

NORTHWESTERN CORPORATION
UNREGULATED SEGMENTS
(Unaudited)
(in millions)

UNREGULATED ELECTRIC SEGMENT

	Three Months Ended June 30					Six Months Ended June 30
	2006	2005	Change	Change %		2006	2005	Change	Change %

Total Revenues	$13.7	$19.3	$(5.6)	(29.0	) %	$38.5	$40.8	$(2.3)	(5.6	) %

Supply costs	2.3	3.9	(1.6)	(41.0	) %	4.8	6.6	(1.8)	(27.3	) %
Wheeling costs	0.7	0.6	0.1	16.7%		1.6	1.3	0.3	23.1%
Total Cost of Sales	3.0	4.5	(1.5)	(33.3	) %	6.4	7.9	(1.5)	(19.0	) %

Gross Margin	$10.7	$14.8	$(4.1)	(27.7	) %	$32.1	$32.9	$(0.8)	(2.4	) %
% Gross Margin/Revenue	78.1%	76.7%				83.4%	80.6%

UNREGULATED NATURAL GAS SEGMENT

	Three Months Ended June 30					Six Months Ended June 30
	2006	2005	Change	Change %		2006	2005		Change	Change %

Total Revenues	$17.5	$32.8	$(15.3)	(46.6	) %	$52.2	$83.2		$(31.0)	(37.3	) %

Supply Costs	15.0	30.2	(15.2)	(50.3	) %	47.0	78.0		(31.0)	(39.7	) %

Gross Margin	$2.5	$2.6	$(0.1)	(3.8	) %	$5.2	$5.2	$		.0%
% Gross Margin/Revenue	14.3%	7.9%				10.0%	6.3%